Exhibit 99.1

FOR IMMEDIATE RELEASE Contact Info: Sandra M. Salah Sr. Director of Marketing and Investor Relations SYNNEX Corporation (510) 668-3715 sandras@synnex.com	Press Release

SYNNEX Corporation Reports Second Quarter 2004 Results

FREMONT, CA — June 24, 2004 — SYNNEX Corporation (NYSE: SNX), a global IT supply chain services company, today announced financial results for the second quarter of fiscal 2004, ended May 31, 2004.

For the second quarter, revenues increased by 35% to $1.27 billion compared to $945.1 million for the quarter ended May 31, 2003. Second quarter net income increased 45% to $10.2 million, or $0.34 per diluted share, compared with net income of $7.0 million, or $0.28 per diluted share in the prior year second quarter.

On December 1, 2003, SYNNEX completed its Initial Public Offering (IPO) that resulted in net proceeds of $48.8 million to the Company. As a result, fiscal 2004 amounts in this press release reflect the effects of the IPO whereas fiscal 2003 amounts do not.

“An overall improved distribution economic environment in the U.S. along with continued sales and operational execution, associated market share gains and growth in our assembly business, allowed us to post another solid year over year increase in revenues and profits,” said Robert Huang, President and Chief Executive Officer. “While our results were strong in the second quarter, they were mostly driven by our US business, whereas our non-US distribution businesses lagged during the quarter due to seasonality and operational issues. We expect improvement in the coming quarters for our non-US distribution entities and will be driving toward this goal.”

Second Quarter Financial Highlights:

•	Distribution revenues were $1.12 billion, an increase of 24% over the prior year quarter. Assembly revenues were $150.1 million, an increase of 252% over the prior year quarter.

•	Gross margin was 4.22%, down 31 basis points from the prior year quarter.

•	Income from operations was $18.9 million, or 1.48% of revenues, versus $13.2 million, or 1.39% of revenues in the prior year quarter.

•	Income from distribution operations was $14.7 million, or 1.31% of revenues, versus $12.8 million, or 1.41% of revenues in the prior year quarter.

•	Income from assembly operations was $4.2 million, or 2.78% of revenues, versus $0.4 million, or 0.91% of revenues in the prior year quarter.

•	Second quarter depreciation, amortization and stock-based compensation expenses were $1.0 million, $0.8 million and $0.1 million, respectively.

Outlook For The Third Quarter of 2004 ending August 31, 2004:

The following statements are based on the Company’s current expectations for the third quarter of 2004. These statements are forward looking and actual results may differ materially.

•	Revenues are expected to be in the range of $1.25 billion to $1.30 billion.

•	Net income is expected to be in the range of $10.1 million to $10.7 million.

•	Diluted earnings per share are expected to be in the range of $0.33 to $0.35.

The calculation of diluted earnings per share for the third quarter of 2004 is based on an approximate weighted average diluted share count of 30.6 million.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 5:00 p.m. (EST). A webcast of the call will be available at http://ir.synnex.com.The conference call can be accessed by dialing 888-675-7686 in North America or 334-420-2612 outside North America. The confirmation code for the call is 490619. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until July 8, 2004.

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding our expectations as to improvement in the coming quarters for our non-U.S. entities, our business model and our expectations of our net revenues, net income and earnings per share for the third quarter of 2004, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers, market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; variations in our levels of excess inventory and doubtful accounts and changes in the terms of OEM supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business and other risks and uncertainties detailed in our Form 10-Q for the quarter ended February 29, 2004 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

SYNNEX and the SYNNEX logo are trademarks of SYNNEX Corporation or its subsidiaries and should be treated as such. All rights reserved. All other company names mentioned herein are trademarks of their respective owners.